Exhibit 10.9

EMPLOYMENT AGREEMENT

BETWEEN

PHARMALINK AB

AND

JOHAN HÄGGBLAD

May 1, 2017

EMPLOYMENT AGREEMENT

This Employment Agreement (the “Agreement”) is effective as of May 1, 2017, (the “Effective Date”) BETWEEN:

Pharmalink AB, (556659-9766) Wallingatan 26B, 111 24 Stockholm (“Pharmalink”); and Johan Haggblad [***] the (“Employee”)

1.	Background, Position and Responsibility

1.1	The Employee has been employed as Chief Executive Officer (Sv:VD) for Pharmalink through an employment agreement dated January 30,2007 (‘the “CEO Contract”) By way of this Agreement the parties now amicably agree that the Employee as of the Effective Date .shall instead be employed as Senior VP of Licensing, IP & legal at Pharmalink.

Accordingly, as of the Effective Date this Agreement;

(i) terminates, supersedes and replaces the CEO Contract and neither party shall have any claims against the other based on the CEO Contract or termination thereof, except that the Employee’s obligations under Sections 13 Intellectual Property and 14 Confidentiality in the CEO Contract shall remain in force to the extent accrued prior to the Effective Date, but

(ii) does not terminate the Employee’s employment with Pharmalink and is not a termination of employment entitling the Employee to any compensation or other benefit.

1.2	The Employee is employed as Senior VP of licensing, IP & Legal for Pharmalink and shall report to the Chief Executive Officer (Sv:VD) for Pharmalink. The employment materially includes all reasonably industry standard duties and obligations such a position of a business of this size and Specifically focuses on administration and management of all licensing related transactions as well as any development or exploratory work which could potentially lead to complementary or new patents or related protection pertaining to the business.

1.3	The employment; is on a full time basis, shall commence May 1, 2017 and shall continue until the end of the termination period following termination in accordance with Article 7.

1.4	The Employee shall materially perform the employment in Stockholm but acknowledges and accepts that the employment may from time to time include significant travel time.

2.	Loyalty

2.1	This Agreement is based on mutual loyalty and trust During the term of the Agreement the Employee shall always promote and protect the interests of Pharmalink and shall not be engaged in providing services, promoting or otherwise facilitating any activities which may have a prejudicial effect on the duties associated with the position in Pharmalink.

2.2	Unless otherwise approved in writing by Pharmalink on a case by case basis, the Employee shall devote all his working time to Pharmalink and shall not be engaged in providing services, promoting or otherwise facilitating any other business activity, irrespective of whether such business competes with Pharmalink or not.

2.3	The Employee warrants that he is not engaged in any activity in conflict with this Section when signing this Agreement.

3.	Remuneration and benefits

3.1	The Employee is entitled to a monthly base salary of SEK 130 000 (the “Base Salary”). The Base Salary shall be paid monthly in arrears on dates according to the regular salary routines of Pharmalink. No compensation shall be paid for overtime work as this has been accounted for in establishing the Base Salary.

3.2	The Base Salary of the Employee shall be subject to annual review, commencing January 2018, taking into account the Employee’s performance during the previous year.

3.3	Subject to prior approval in each case Pharmalink shall reimburse the Employee for reasonably necessary and approved business expenses in connection with performance of the Employee’s duties. Requests for reimbursement for such expenses shall be accompanied by appropriate documentation. The Employee shall maintain records and written receipts as reasonably requested by Pharmalink lo substantiate such expenses.

3.4	Bonus Plan. Pharmalink shall for each calendar year establish a personal bonus plan for the Employee based on one or several milestones to be achieved during such calendar year including a scale with the possibility for the Employee to receive a bonus salary of up to 25% of the Base Salary based on how many of the milestones are achieved (the “Bonus Plan”). It is expressly understood that the Bonus Plan is established by Pharmalink meaning that selection of, and scale of value far each milestone event shall be exclusively determined by Pharmalink at its sole discretion.

3.5	The Employee is entitled to 6 weeks (30 days) paid annual leave.

3.6	Pharmalink shall pay a monthly premium equal to 20 per cent of the Employee’s Base Salary to an occupational pension insurance (SW: tjänstepensiönsförsäkring) designated by the Employee.

3.7	In case of the Employee’s absence due to sickness, the provisions of the Swedish Sick Pay Act (1991:1047) (SW: lagen om sjuklön) and the Swedish regulations on Sickness Benefit (SW: Sjukpenning) shall apply. The Employee shall be registered at the Swedish regional social insurance office (SW: Svcnsk Försäkringskassa). Additionally Pharmalink shall pay the following compensation during the Employee’s such absence after deduction of what the Employee is entitled to receive from any other insurance including Försäkringskassan:

(i) Day 1; Nothing, “waiting day”. (SW: karensdag.)

(ii) Day 2-90; 90% of the Base Salary

(iii) Day 91 and onwards Pharmalink shall not pay any compensation.

4.	Intellectual Property and Results

4.1	All rights to any data, information, material and results, and all intellectual properly rights related thereto, made, written, designed or produced by the Employee during the term of this Agreement (the “Results”) shall be vested in and owned by Pharmalink without any further compensation to the Employee than the Base Salary. For the avoidance of doubt, Pharmalink shall without any restrictions have the right to freely develop, alter, license assign and otherwise dispose Results at Pharmalink’s discretion.

4.2	The Employee has no right to directly or indirectly in any way use or exploit the Results during the term of his employment or thereafter unless a written agreement regarding such use has been entered into with Pharmalink.

4.3	The Employee agrees and undertakes without any additional compensation to execute all such deeds and documents that, in Pharmalink’s sole discretion, arc necessary or desirable in order for Pharmalink to be able to protect, register, maintain and in any other way be able to fully enjoy Pharmalink’s rights to Results.

5.	Confidentiality

5.1	The Employee undertakes to not at any time during the employment or afterwards utilise or disclose (unless required by the performance of the duties under the employment agreement with Pharmalink, by law or through written permission from Pharmalink) any information relating to Pharmalink or any of its associated companies that Pharmalink reasonably wishes to keep confidential, including but not limited to, information concerning Pharmalink’s or any associated company’s science projects, affairs, business plans, agreements, profitability, operations, experience,investigation methods, personnel, business concepts, marketing campaigns, etc.

5.2	All business records, information, papers and documents kept or made by the Employee during the employment, relating to the business of Pharmalink, shall be and remain the property of Pharmalink at all times. At any time upon the request of Pharmalink, the Employee shall promptly deliver to Pharmalink, and shall retain no copies of, any written materials, records and documents made by him or otherwise in her possession while employed by Pharmalink concerning the business or affairs of Pharmalink other than personal materials, records and documents not containing proprietary information relating to such business or affairs.

5.3	The Employee’s obligations of confidentiality and non-use are not limited in time and shall remain in force after the employment has ceased with Pharmalink.

6.	Non Competition

6.1	During the term of the Agreement the Employee undertakes not to, without the prior written consent of Pharmalink, make preparations or carry out, directly or indirectly, any business or activity which competes or conflicts with Pharmalink, or in other manners, directly or indirectly, accept employment, perform services or acquire ownership in any business or activity that carries out such business or activity or in other ways assist such business or activity. However, the Employee is allowed to invest in generally available funds or investment companies that on an independent discretionary basis invest in companies with business similar to Pharmalink. In addition the Employee is allowed to invest in companies similar to Pharmalink for the sole purpose of it being a financial investment for the purpose of financial gains and subject to that no such investment results in; (i) a direct or indirect ownership of more than 10% in any single company nor (ii) any activity in relation to such company that would except for the investment otherwise be a breach of this Section 6.1.

6.2	Pharmalink shall have the right and option to enforce the restrictions of non-competition in Section 6.1 for a period of 12 months following the term of this Agreement. During such period the Employee shall notify Pharmalink in writing at least 45 days prior to undertaking any activity that may conflict with Section 6.1. In the event Pharmalink approves in writing or does not respond within the 45 day period the requested activity shall he considered approved. In the event Pharmalink disapproves in writing within the 45 day period the Employee may not undertake the requested activity and Pharmalink shall in such case as compensation for the inconvenience which the restriction entails pay to the Employee each month the difference between the Base Salary on the date on which her employment ceased, and all other compensations which the Employee subsequently earns directly or indirectly in any new activity. However, the payment shall at no time exceed sixty (60) percent of the Base Salary and it shall be payable only during the period which Pharmalink selects at its discretion to enforce the non-competition restrictions.

6.3	The Employee undertakes during the employment and 12 months thereafter not to:

 (i) directly or indirectly employ, try to recruit, entice away or solicit personnel of Pharmalink or any group company or influence such personnel to end their employment in the Pharmalink or any group company; nor

(ii) establish business relationships with any of Pharmalink’s or any group company’s business partners or prospects (defined as customers, investor’s, licensees or other partner aiming to acquire any business right to Pharmalink) or weaken such partner’s relationship with Pharmalink or any group company. The Employee is however allowed to establish business relationships with Pharmalink’s suppliers and service providers.

7.	Term and Termination

7.1	This Agreement shall remain in force from the date of signature below until the end of the termination period following termination in accordance with this Article 7.

7.2	This Agreement shall terminate automatically without any compensation on the last day of the month when the Employee turns 65 years old.

7.3	Each party shall have the right to terminate this Agreement for material breach by the other party by giving 30 days prior written notice.

7.4	Each party shall have the right to terminate this Agreement without cause by giving the other party written notice of such termination;

 (i) in case of termination by the Employee with 6 months prior written notice,

(ii) in the case of termination by Pharmalink with 12 months prior written notice, and

(iii) the Employee shall be obligated to continue to work and carry out the obligations of the employment for 6 months following notice of such termination and shall thereafter have no further obligation to carry out any work or other services for Pharmalink.

7.5	Following any notice of termination of this Agreement Pharmalink shall at its discretion have the right to remove and relieve the Employee from his position and restrict access to any facility and information of Pharmalink.

7.6	Following termination of this Agreement, or at earlier the request of Pharmalink, the Employee agrees to return all tangible information, reports, papers, documents and any other property, including copies and duplicates thereof, which were entrusted to him or which came into his possession in connection with the employment.

7.7	Termination of this Agreement shall not affect rights and obligations that have accrued prior to such termination, and Articles 4, 5, 6, 7, 8 and 9 shall survive any termination or expiry of this Agreement.

8.	Governing Law and Dispute resolution

8.1

This Agreement shall be governed by laws of Sweden without regard to its principle of conflict of laws.

Any dispute, controversy or claim arising out of or in connection with this Agreement or the breach, termination or invalidity thereof shall be finally solved by arbitration at the Arbitration Institute of the Stockholm Chamber of Commerce.

8.2	The rules for expedited arbitrations shall apply, unless the Arbitration Institute, taking into account the complexity of the case, the amount in dispute and other circumstances, determines that the general rules for arbitration of the Institute shall apply. In the latter case, the Institute shall also decide whether the tribunal shall be composed of one or three arbitrators. The arbitral proceedings shall be held in Stockholm, Sweden. The language used in the arbitral proceedings shall be Swedish.

8.3	Each party undertakes to keep confidential (a) all orders and awards in the arbitration, together with (b) all materials submitted in the arbitration proceedings and created for the purpose of the arbitration and (c) all other documents submitted by the other party in the arbitration proceedings unless such documents are already in the public domain. Exceptions to the foregoing shall only apply to the extent that disclosure may be required of a party (i) due to mandatory law, an order of a competent court or public authority, or (ii) to protect, fulfill or pursue a legitimate legal right or obligation or (iii) to enforce or challenge an award.

8.4	The cost of the arbitration tribunal shall be borne by Pharmalink, unless it is determined by the arbitrator(s) that the Employee without reasonable cause initiated the dispute. Each respective party’s trial related costs and expenses such as attorney’s, advisor’s and evidence (sv: Rättegängskostnader”) shall be paid and allocated according to the the Swedish Code of Judicial Procedure (sv: Rättegängsbalken”).

9.	Entire Agreement This Agreement may only be amended or changed by an instrument in writing duly executed and signed by the parties.

This Agreement has been executed in two (2) original counterparts, of which the parties have taken one each

Date	Aug. 3, 2017

Pharmalink AB

/s/ Bengt Julander		/s/ Johan Häggblad
Bengt Julander (Chairman of the Board)		Johan Häggblad